Exhibit 10.1

EXECUTION COPY

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”) dated as of February 25, 2011 (the “Effective Date”) is entered into by and between Comverse Technology, Inc., a New York corporation (the “Company”) and Andre Dahan (the “Executive”) to set forth the terms and conditions of the Executive’s separation from the Company on March 4, 2011 (the “Separation Date”) and the terms and conditions of the Executive’s consultancy with the Company immediately following the Separation Date.

RECITALS

A. The Company and the Executive previously entered into an employment agreement on April 10, 2007, effective as of April 30, 2007, which was amended and restated as of December 2, 2008 under which the Executive was employed to serve as the Company’s President and Chief Executive Officer (the “Employment Agreement”).

B. The Company and the Executive wish to enter into this Agreement to supersede and replace the Employment Agreement, except where otherwise specifically noted herein.

C. The Executive has been employed by the Company as its President and Chief Executive Officer and will remain as its President and Chief Executive Officer in accordance with the terms of this Agreement through the Separation Date.

D. The Executive’s position and employment with the Company is hereby terminated effective on the Separation Date. In connection with such separation from the Company, the Executive shall be entitled to the payments described herein in lieu of any and all other payments under the Employment Agreement or otherwise.

E. The Company wishes to retain the Executive as an independent contractor Consultant to the Company for a period of ninety (90) days beginning upon the day after the Separation Date (the “Consulting Period”) pursuant to the terms and conditions of this Agreement and the Executive wishes to accept such position.

F. The Executive and the Company agree that this Agreement is expressly conditioned upon the execution and non-revocation of the Release Agreement attached hereto as Appendix A as of March 4, 2011, provided that, if the Release Agreement is not executed or is executed and revoked, then this Agreement shall be null and void ab initio and all other rights of the parties under the Employment Agreement and otherwise shall remain in full force and effect.

AGREEMENT

To provide the Executive with severance pay and to fully and finally resolve any and all issues the Executive may have regarding his prior employment with the Company, including the termination of that employment, to provide the terms of the Executive’s position as a Consultant with the Company for the Consulting Period, the Executive and the Company hereby agree as follows:

1. Separation Date. The Executive’s employment with the Company and his position as the Company’s President and Chief Executive Officer and as an officer of any subsidiaries of the Company, shall terminate immediately upon the Separation Date.

(i) Base Salary. The Executive shall be paid a Base Salary at the rate of one-million dollars ($1,000,000) per annum, less applicable deductions through the Separation Date, in accordance with the Company’s usual payroll practices.

(ii) Employee Benefit Programs. Through the Separation Date, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives, in accordance with the terms of such plans and policies, as in effect from time to time.

(iii) Incentive Compensation Arrangements. The Executive shall not be entitled to any bonus or other incentive compensation with respect to the fiscal year or any part thereof ending January 31, 2012. The Executive is entitled to an annual bonus earned pursuant to Section 5 of the Employment Agreement with respect to the fiscal year ending January 31, 2011, payable as soon as practicable but not later than the April 15, 2011 (the “FY2010 Bonus”). The FY2010 Bonus has been determined to be $800,000 (80% percent of the Executive’s target annual bonus for such fiscal year).

(iv) Reimbursement of Business Expenses. Through the Separation Date, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses, subject to documentation and payable in accordance with the Company’s policies relating thereto.

(v) Perquisites. Through the Separation Date, the Executive shall be entitled to participate in the Company’s executive fringe benefit and perquisite programs applicable to the Executive as of immediately prior to the date hereof in accordance with the terms and conditions of such programs as in effect from time to time.

(iv) Board Resignation. The Executive hereby resigns his positions as a member of the Boards of the Company and its subsidiaries and as a fiduciary of any benefit plans of the Company and its subsidiaries, effective upon the Separation Date.

2. Terms of Consultancy.

(i) Term of Consultancy; Duties and Responsibilities; Reporting. The Executive will act as an independent contractor consultant to the Company during the Consulting Period. The Executive shall advise and assist as reasonably requested by the Chairman (the “Chairman”) of the Board of Directors of the Company (the “Board”) and the Executive shall report to the Chairman in carrying out such duties, provided however, that in no event shall the Executive be expected to perform, or perform, services that exceed twenty percent (20%) of the average level of bona fide services he provided to the Company during the final thirty-six (36) months of his term as the President and Chief Executive Officer of the Company. The Executive shall not provide services not requested by the Chairman. The intent of the foregoing is that Executive shall have incurred a “separation from service, within the meaning of Section 409A, from the Company on the Separation Date and shall be interpreted accordingly. The Executive shall not be required to perform any request requiring travel or communications expense unless the Chairman also approves, as required by Section 2(iii) below, the reasonable expense thereof in accordance with Company policy (at a level commensurate with that of Executive).

(ii) Consulting Fee. The Executive shall be paid a fee for his services as an independent contractor Consultant during the Consulting Period equal to $246,575 (“Consulting Fees”) payable in six equal installments on March 11, 2011, and March 25, 2011, April 8, 2011, April 22, 2011, May 6, 2011, May 20, 2011, and June 3, 2011 of $41,095.83. Except as otherwise set forth herein, the Executive shall not be entitled to any other rights, entitlements, compensation or benefits with respect to the consulting services from the Company.

(iii) Reimbursement of Expenses; Indemnification. Company shall reimburse the Executive pursuant to the Company’s reimbursement policies for such reasonable business expenses incurred by the Executive in connection with the performance of the consulting services described in this Section 2 to the extent expressly agreed upon in writing by the Chairman prior to the incurrence of such expenses by the Executive, subject to documentation and payable in accordance with the Company’s policies relating thereto. The Executive shall have no liability to the Company as a result of his services provided as a consultant except for any action taken in bad faith or due to his negligence. In addition, the Company shall indemnify the Executive for any claims or liability he incurs arising from his good faith performance of the consulting services in the course of his consultancy to the fullest extent permitted by law, other than with respect to such claims or liability that arise as the result of his bad faith or negligence.

(iv) Status as an Independent Contractor. The Company and the Executive acknowledge and agree that in performing consulting services pursuant to this Agreement the Company shall not exercise general supervision or control over the time, place or manner in which the Executive provides consulting services hereunder and the Executive shall be acting and shall act at all times during the Consulting Period as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services. The Executive acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required of him by applicable laws or regulations to be paid with respect to the Consulting Fees payable hereunder.

3. Severance Pay. (a) In lieu of any other rights, entitlements or benefits he may have had under the Employment Agreement (except as expressly provided otherwise herein), the Executive will be entitled to the following:

(i) his Base Salary earned but not paid prior to the Separation Date, to be paid in accordance with the Company’s regular payroll practices;

(ii) $1,500,000 (an amount equal to one hundred fifty percent of the Base Salary), payable on the date that is six (6) months plus one (1) day after the Separation Date (the “New Payment Date”);

(iii) $1,500,000 (an amount equal to one hundred fifty percent (150%) of the Target Bonus as defined in Section 5 of the Employment Agreement), payable on the New Payment Date;

(iv) the full monthly premiums (employer and employee portions) for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits on a monthly basis over the eighteen (18) month period immediately following the Separation Date, and which premiums will be treated as taxable income to the Executive;

(v) the immediate vesting as of the Separation Date of all of the Executive’s outstanding unvested deferred stock awards that were granted to the Executive pursuant to the Employment Agreement and under the Company’s 2005 Stock Incentive Compensation Plan or otherwise (the “Deferred Stock Awards”), which Deferred Stock Awards shall be settled in accordance with the terms of the applicable long-term incentive plan and award agreement by the Company’s delivery of shares of Company Common Stock on the New Payment Date, net of a sufficient number of shares to enable the Company to satisfy the minimum withholding requirements with respect to the settlement of such Deferred Stock Awards. Exhibit A hereto sets forth a complete list of all of the Executive’s Deferred Stock Awards that are currently outstanding, indicating the date of grant of such Deferred Stock Units and the number of shares of Company Common Stock to be issued in settlement of such Deferred Stock Awards pursuant to this Section 2(v); and

(vi) any amounts earned, accrued or owing to the Executive prior to the Separation Date but not yet paid under Sections 7, 8, or 9 of the Employment Agreement or Sections 1(i) –(v) of this Agreement. In addition, the Executive will be paid $128,000 in a lump sum in cash with respect to all his accrued, unused vacation of 32 days as of the Separation Date, which was earned prior to the Effective Date, to be paid in accordance with the Company’s regular payroll practices.

(b) The Executive and the Company acknowledge and agree that the provisions set forth in Sections 12(j) and 14 of the Employment Agreement are hereby incorporated herein and shall continue to apply in accordance with the terms thereof and that the termination is a termination without Cause (as defined in the Employment Agreement). For the avoidance of doubt, the Executive shall not be entitled to any payments or benefits under Section 12(d) of the Employment Agreement but instead shall be entitled to the payments and benefits specified herein.

4. No Additional Compensation. The Executive and the Company agree that, except as expressly set forth in this Agreement, the Executive shall not be entitled to receive any additional compensation, bonuses, incentive compensation, Executive benefits or other consideration from the Company in connection with or in any way related to his termination from, or prior employment by, the Company.

5. Release Agreement. The Executive and the Company agree that this Agreement (including the payments and benefits contained in Sections 3(ii) – (v) hereof) is expressly conditioned upon the execution and non-revocation of the Release Agreement attached hereto as Appendix A, provided that, if the Release Agreement is not executed or is executed and revoked, this Agreement shall be null and void ab initio and all other rights of the parties under the Employment Agreement and otherwise shall remain in full force and effect.

6. Restrictive Covenants. The Executive acknowledges and agrees that the covenants set forth in Section 14 of the Employment Agreement are hereby incorporated herein and shall continue to apply in accordance with the terms thereof; provided, however, that at the Executive’s request the Chairman will consider in good faith whether a company for which the Executive desires to work is a Competitive Business and the Chairman will respond within a reasonable time following Executive’s request.

7. Return of Company Property; Cooperation. The Executive will promptly following March 4, 2011 return to the Company all Company property he is aware of or reasonably should be aware of being in his possession, including, without limitation, any keys, access cards, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Company, its business, Executives, and customers, and that he has not retained copies, in whatever form, of any such materials or documents; provided, that to the extent he later becomes aware of Company property in his possession, the Executive shall promptly upon discovery return to the Company all such Company property. If Executive, or his counsel in the case of litigation, reasonably believe that certain property or other information is reasonably required or necessary in connection with the legal action related to Maverick Fund L.D.C. or any other legal action commenced against the Executive (other than a non-derivative action by the Company), then the Company shall provide such property or other information to Executive’s counsel (and Company may retain the original) to be used solely in connection with such legal action, but such property or other information may not be used for business or personal purposes, and such property or information shall be returned or destroyed after it is no longer required for such authorized purposes. Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that the Executive (a) may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records, his rolodex and address book so long as they contain only contact type information and a copy is left at the Company, his blackberry and his mobile number; and (b) may purchase for a price of $300 his Company-provided computer, after providing the Company with a reasonable time to review and “scrub” such computer for Company property of the type described in this Section 7. Notwithstanding anything to the contrary contained herein, the Executive’s use of any retained property provided for in this Section 7 shall remain subject to Section 6 of this Agreement in accordance with the terms of such Section.

The Executive and the Company acknowledge and agree to be bound by the provisions of Section 28 of the Employment Agreement and further agree that, after the Consulting Period if the Executive spends more than 20 hours in a year in respect of such cooperation (not including any such time spent during the Consulting Period), the Executive will receive $500 an hour for each hour in excess of 20 hours in that year with respect to such cooperation.

8. Voluntary Agreement; Full Understanding; Advice of Counsel. The Executive understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. The Executive also acknowledges that he has been given full opportunity to review and negotiate this

Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it, and that he executes this Agreement only after full reflection and analysis.

9. No Representations. The Executive acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Company or by any of the Company’ agents, representatives or attorneys to induce the execution of this Agreement.

10. Legal Fees. The Company shall pay all reasonable attorneys’ fees and disbursements incurred by Executive in connection with the negotiation of this Agreement and related documents, up to a maximum of $30,000, within sixty (60) days of submission of an invoice and printout of time charges by attorney at standard time intervals but redacted as to descriptions for confidentiality as appropriate.

11. Indemnification. The Company confirms and acknowledges that the Company is obligated to indemnify the Executive as set forth in Section 15 of the Employment Agreement, which shall be deemed to be incorporated herein.

12. Compliance with Code Section 409A. The Parties acknowledge and agree that all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) are intended to comply with Code Section 409A. Accordingly, the terms and conditions of Section 29 of the Employment Agreement (“Compliance with Section 409A”) are hereby incorporated herein and shall apply to any payments or benefits provided by the Company to the Executive hereunder that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A. However, the Company makes no representation or warranty and shall have no liability to the Executive or any other person claiming through the Executive if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Code Section 409A that are subject to the 20 percent tax under Code Section 409A. The Company agrees to make payments under this Agreement on a timely basis as specified herein and nothing in this Section 12 shall waive the Executive’s rights in the event of the Company’s failure to make payments at such specified times.

13. Review and Revocation Periods. The Executive acknowledges that he has 21 days to consider this Agreement before signing it and he has been advised to review it with an attorney of his choice. The Executive may use as much or as little of this 21-day period as he wishes before signing. In the event the Executive elects to sign this Agreement prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. To accept this Agreement, the Executive must return the signed Agreement to the Company, on or before that day and time. The Executive further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Chairman within the 7 day period. If the Executive does not sign this Agreement or signs and revokes this Agreement, he will not receive any of the payments or benefits described in Section 2 or Sections 3(ii) – (v) of this Agreement, provided that, if this Agreement is not executed or is executed and revoked, this Agreement shall be null and void ab initio and all other rights of the parties under the Employment Agreement and otherwise shall remain in full force and effect. The Executive further acknowledges that he has carefully read this Agreement, knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Agreement, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

14. Governing Law/Jurisdiction.

(i) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law. The Parties agree that any suit, action or other legal proceeding relating to Section 14 of the Employment Agreement that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Parties consent to the jurisdiction of such court.

(ii) Any dispute or controversy, except with respect to Section 14 of the Employment Agreement, arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment on such award may be entered in any court of applicable jurisdiction. In the event that any equity or benefit plan bases treatment of the Executive on any term utilized herein, disputes with regard to such term shall be determined pursuant to this Section 14(ii). If the arbitrator so determines, the Executive shall be entitled to recover reasonable legal fees, costs and disbursements incurred in connection with any arbitration or legal proceeding related to this Agreement (including Section 14 of the Employment Agreement) or the Executive’s employment or termination thereof or any compensatory matter if the arbitrator also determines that the Executive is the overall prevailing party in the claims subject to such proceeding or dispute. This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to its conflict of laws. The language of this Agreement shall be construed as a whole according to its fair meaning.

15. Tax Withholdings and Deductions. All payments described herein shall be subject to applicable federal, state, and local tax withholdings and deductions.

16. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement, provided that Sections 12(j), 14, 15, 28 and 29 of the Employment Agreement and the Indemnification Agreement (as defined in Section 15 of the Employment Agreement) shall continue as provided therein and as modified herein, as applicable. This Agreement shall not be modified or varied except by a written instrument signed by the Executive and the Chairman. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement, except where otherwise specifically provided herein.

17. Invalidity. It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.

18. Execution. This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMVERSE TECHNOLOGY, INC.		ANDRE DAHAN

By	/s/ Charles Burdick	By	/s/ Andre Dahan
Andre Dahan

Date	2/25/2011	Date	2/25/2011

Appendix A

Release Agreement

This RELEASE (“Release”) dated as of March 4, 2011 between Comverse Technology, Inc., a New York corporation (the “Company”), and Andre Dahan (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement on April 10, 2007, effective as of April 30, 2007, which was amended and restated as of December 2, 2008 under which the Executive was employed to serve as the Company's Chief Executive Officer (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have entered into a Separation and Consulting Agreement, dated as of February 25, 2011 (the “Separation Agreement”), pursuant to which the Executive's employment with the Company terminates effective on March 4, 2011 (the “Separation Date”); and

WHEREAS, pursuant to Section 3 of the Separation Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Agreement, the Company and the Executive agree as follows:

1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee , shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. It is understood that the Executive does not relinquish his right to act as a consultant to the Company pursuant to Section 2 of the Separation Agreement.

The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with Section 15 of the Employment Agreement, the bylaws of Company, the Indemnification Agreement (as defined in Section 15 of the Employment Agreement), and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies; (ii) to provide to the Executive the payments, benefits and rights in accordance with the Separation Agreement; or (iii) to the Executive and his eligible, participating dependents or beneficiaries under any existing welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants.

3. The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. The Executive may use as much or as little of this 21-day period as he wishes before signing. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. To accept this Release, the Executive must return the signed Release to the Company, on or before March 11, 2011. The Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Chairman within the 7 day period. If the Executive does not sign this Release or signs and revokes this Release, he will not receive any of the payments or benefits described in Sections 3(ii) – (v) of the Separation Agreement, provided that, if this Release is not executed or is executed and revoked, the Separation Agreement shall be null and void ab initio and all other rights of the parties under the Employment Agreement and otherwise shall remain in full force and effect. The Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

COMVERSE TECHNOLOGY, INC.	ANDRE DAHAN

By	By

Date	Date
Andre Dahan

Exhibit A

Executive’s Outstanding Deferred Stock Awards

The chart below demonstrates the date of grant and the number of shares of Company Common Stock to be issued in settlement of Executive’s outstanding and unvested Deferred Stock Awards. The net number of shares to be delivered will be reduced by a sufficient number of shares to enable the Company to satisfy the minimum withholding requirements with respect to the settlement of such Deferred Stock Awards, which will be calculated at time of delivery.

Grant Date	Unvested Shares
4/30/07	0
4/3/08	106,157
4/22/09	213,333
3/26/10	300,000

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